                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number:   3235-0287
FORM 4                                              Expires: September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                  Starwood Hotels & Resorts Worldwide, Inc./    to Issuer
    Cotter        Robert          F.              Starwood Hotels & Resorts                           (Check all applicable)
                                                  HOT                                               Director         10% Owner
---------------------------------------------------------------------------------------------   ----              ---
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for       X  Officer (give    Other (Specify
   Starwood Hotels & Resorts Worldwide, Inc.      Number of Reporting        Month/Year         ----        title ---       below)
            777 Westchester Avenue                Person (Voluntary)         March 2001                     below)
---------------------------------------------                             -------------------          Chief Operating Officer
                 (Street)                                                                              ----------------------------
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    (Check Applicable Line)
                                                                             (Month/Year)         X   Form filed by One
                                                                                                 ---- Reporting Person
                                                                                                      Form filed by More than
  White Plains       NY            10604                                                         ---- One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4, and 5)         cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
------------------------------------------------------------------------------------------------------------------------------------
Shares(1)                        3/07/01   M            21,236     A      $22.5510                              D
------------------------------------------------------------------------------------------------------------------------------------
Shares(1)                        3/07/01   S            21,236     D      $34.0400                              D
------------------------------------------------------------------------------------------------------------------------------------
Shares(1)                        3/07/01   M            28,764     A      $24.0000                              D
------------------------------------------------------------------------------------------------------------------------------------
Shares(1)                        3/07/01   S            28,764     D      $34.0400                              D
------------------------------------------------------------------------------------------------------------------------------------
Shares(1)                        3/08/01   M             8,736     A      $24.0000                              D
------------------------------------------------------------------------------------------------------------------------------------
Shares(1)                        3/08/01   S             8,736     D      $34.4170                              D
------------------------------------------------------------------------------------------------------------------------------------
Shares(1)                        3/08/01   M            62,500     A      $24.0000                              D
------------------------------------------------------------------------------------------------------------------------------------
Shares(1)                        3/08/01   S            62,500     D      $34.4170                              D
------------------------------------------------------------------------------------------------------------------------------------
Shares(1)                        3/08/01   M            31,250     A      $24.5000                              D
------------------------------------------------------------------------------------------------------------------------------------
Shares(1)                        3/08/01   S            31,250     D      $34.4170                              D
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                     SEC 1474 (7/96)


                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number:   3235-0287
FORM 4                                              Expires: September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person.*     2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Cotter, Robert F.                             Starwood Hotels & Resorts Worldwide, Inc./    to Issuer (Check all applicable)
                                                  Starwood Hotels & Resorts HOT
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
Starwood Hotels & Resorts Worldwide, Inc.         Number of Reporting        Month/Year          X  Officer (give    Other (Specify
         777 Westchester Avenue                   Person (Voluntary)         March 2001         ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                                                                              Chief Operating Officer
                                                                                                       ----------------------------
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    (Check Applicable Line)
                                                                             (Month/Year)         X   Form filed by One
                                                                                                 ---- Reporting Person
                                                                                                      Form filed by More than
   White Plains      NY              10604                                                       ---- One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
Shares(1)                         03/08/01  M            22,114     A       $29,2650                           D
------------------------------------------------------------------------------------------------------------------------------------
Shares(1)                         03/08/01  S            22,114     D       $34,4170       48,134              D
------------------------------------------------------------------------------------------------------------------------------------
Shares(1)                                                                                  10,000              I         By Trust(2)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).                                                                                           SEC 1474 (7/96)




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4     Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date     Expira-           Amount or
                                                    -------------------------- Exer-    tion      Title   Number of
                                                    Code  V     (A)     (D)    cisable  Date              Shares
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase           $22.5510     03/07/01    M                21,236  02/23/98 10/11/04  Shares  21,236
Shares                                                                                              (1)
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase           $24.0000     03/07/01    M                28,764  02/23/04 02/23/10   Shares  28,764
Shares                                                                                               (1)
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase           $24.0000     03/08/01    M                 8,736  02/23/04 02/23/10   Shares   8,736
Shares                                                                                               (1)
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase           $29.2650     03/08/01    M                22,114  02/23/98 05/09/05   Shares  22,114
Shares                                                                                               (1)
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase           $24.0000     03/08/01    M                62,500  01/26/03 01/26/09   Shares  62,500
Shares                                                                                               (1)
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase           $25.5000     03/08/01    M                31,250  02/10/04 02/10/10   Shares  31,250
Shares                                                                                               (1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------
Option to Purchase                 0                    D
Shares
-------------------------------------------------------------------------------------------------------
Option to Purchase              121,236                 D
Shares
-------------------------------------------------------------------------------------------------------
Option to Purchase              112,500                 D
Shares
-------------------------------------------------------------------------------------------------------
Option to Purchase                0                     D
Shares
-------------------------------------------------------------------------------------------------------
Option to Purchase              62,500                  D
Shares
-------------------------------------------------------------------------------------------------------
Option to Purchase              93,750                  D
Shares
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------


Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. /s/ Kenneth S. Siegel           04/09/2001
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               ------------------------------- ----------
                                                                                          **Signature of Reporting Person   Date
                                                                                                 Kenneth S. Siegel,
                                                                                                  Attorney-in-Fact

Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space is insufficient, see Instruction 6 for procedure.                                                         SEC 1474 (7/96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


----------------------------------------------------------------------------------------------------------------------------
   Name and Address of Reporting Person           Issuer Name and Ticker or Trading Symbol          Statement for Month/Year
----------------------------------------------------------------------------------------------------------------------------
Cotter, Robert F.                                 Starwood Hotels & Resorts Worldwide, Inc.         March 2001
Starwood Hotels & Resorts Worldwide, Inc.         Starwood Hotels & Resorts ("HOT")
777 Westchester Avenue
White Plains, NY 10604
----------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Pursuant to the Agreement and Plan of Restructuring between Starwood Hotels & Resorts Worldwide, Inc. (the "Corporation"), ST Acquisition Trust, and Starwood Hotels & Resorts (the "Trust" and, together with the Corporation, "Starwood") dated as of September 16, 1998 and amended as of November 30, 1998, each holder of shares of common stock, par value $.01 per share, of the Corporation (each, a "Corporation Share") owns an equivalent number of shares of Class B shares of beneficial interest, par value $.01 per share, of the Trust (each, a "Trust Share"). Corporation Shares and Trust Shares may be held and traded only in units ("Shares") consisting of one Corporation Share and one Trust Share.

(2)  Shares reported are held by The Robert F. Cotter Revocable Trust.